Exhibit 10.1

                                                               Execution Version

                      CONDITIONAL LOAN CONVERSION AGREEMENT

THIS CONDITIONAL LOAN CONVERSION AGREEMENT (this "Agreement") is entered into as of November 16, 2007 by and between China Biopharmaceuticals Holdings Inc. ("CBH"), and RimAsia Capital Partners, L.P. ("RimAsia"). CBH and RimAsia hereinafter collectively may be referred to as the "Parties" and each individually as a "Party."

                                    RECITALS

WHEREAS,   in  connection   with  the  prior   acquisition   of  Shenyang  Enshi
Pharmaceutical Co., Ltd. ("Enshi") by RACP Pharmaceutical Holdings Ltd. ("RACP"), which was set up by RimAsia for the sole purpose to acquire Enshi, RimAsia extended a loan in the aggregate principal amount of US$11.5 million to RACP (the "Loan") for the purpose of the acquisition of Enshi, pursuant to the terms and conditions of that certain Facility Agreement dated May 29, 2006 (the "Loan Agreement").

WHEREAS, CBH acquired RACP from RimAsia pursuant to a Stock Purchase Agreement and a Conditional Stock Purchase Agreement dated May 29, 2006 and a Deed of Accession dated June 30, 2006 (the "Deed of Accession"), and thereby RACP became a wholly-owned subsidiary of CBH and the Loan was assumed by CBH in June 2006.

WHEREAS, the Loan is currently in default under the terms of the Loan Agreement, with a total amount due and payable on October 15, 2007 of approximately US$12,508,534 comprising of (i) a principal amount of US$11,500,000, (ii) unpaid interest (up to October 15, 2007) of US$1,008,534 (the "Balance Outstanding").

WHEREAS, RimAsia and CBH have entered into a definitive letter of intent and a term sheet to restructure the Loan where RimAsia has agreed to convert the Loan into newly issued Preferred Shares, subject to the changes and modifications in this Agreement. The conversion of the Loan and the Balance Outstanding into the Preferred Shares pursuant to this Agreement and the other Transaction Documents is to be referred to herein as the "Conversion."

WHEREAS, pursuant to the provisions of this Agreement, the Parties have agreed that the Conversion is subject to the condition subsequent of the completion of one of the three acquisitions planned, which are more fully described in a separate confidential side letter between the Parties due to the confidential nature of these possible acquisitions.


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

THEREFORE, in consideration of the premises, agreements, covenants, representations and warranties contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the respective indicated meanings below:

      1.1. "Action" has the meaning ascribed to such term in Section 3.1.10.

      1.2. "Additional Warrant" means the warrant to be issued to RimAsia under this Agreement with its terms set forth in the Form of Additional Common Stock Purchase Warrant attached hereto as Exhibit C.

      1.3. "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to RimAsia, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as RimAsia will be deemed to be an Affiliate of RimAsia. For purposes of the Transaction Documents, RimAsia shall not be deemed an "Affiliate" of CBH or Erye.

      1.4. "Balance Outstanding" has the meaning ascribed to such term in the Recitals of this Agreement.

      1.5. "Closing" means the closing of the Conversion and issuance of the Securities pursuant to Section 2.1.

      1.6. "Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) RimAsia's obligations to convert the Loan and (ii) CBH's obligations to deliver the Securities have been satisfied or waived.

      1.7. "Commission" means the United States Securities and Exchange Commission.

      1.8. "Common Stock" means the common stock of CBH, par value $.001 per share, and any other class of securities into which such common stock may hereafter have been reclassified or changed into.

      1.9. "Common Stock Equivalents" means any securities of CBH or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.


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

      1.10. "Company Counsel" means Baker & McKenzie, LLP.

      1.11. "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Preferred Shares.

      1.12.   "Effectiveness   Date"   means  the  date  on  which  the  initial
Registration Statement filed by CBH pursuant to the Registration Rights Agreement is first declared effectively by the Commission.

      1.13. "Erye" means Suzhou Erye Pharmaceutical Company Ltd.

      1.14. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      1.15. "GAAP" has the meaning ascribed to such term in Section 3.1.8.

      1.16. "Knowledge" means, with respect to any statement made to the knowledge of a party, that the statement is based upon actual knowledge of the officers of such party having responsibility for the matter or matters that are the subject of the statement, after due inquiry.

      1.17. "Lien" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

      1.18. "Litigation Agreement" means the agreement between CBH and RimAsia, dated the date hereof, concerning certain litigation matters, substantially in the form of Exhibit F attached hereto.

      1.19. "Loan" has the meaning ascribed to such term in the Recitals of this Agreement.

      1.20.  "Material  Adverse Effect" has the meaning assigned to such term in
Section 3.1.2.

      1.21. "Modified Warrant" means the warrant which was previously issued to RimAsia exercisable into 12,000,000 shares of the Common Stock (such previously issued warrant, the "Original Warrant") and is being modified to reduce the per-share exercise price and to extend the exercise period to 4.5 years from the Closing Date, all as set forth in the Form of Amended Common Stock Purchase Warrant attached hereto as Exhibit B.


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

      1.22.  "Legend  Removal  Date" has the  meaning  ascribed  to such term in
Section 4.1.3.

      1.23. "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

      1.24. "Original Warrant" has the meaning ascribed to it in Section 1.21.

      1.25. "Preferred Shares" means 6,185,607 shares of Series B Senior Convertible Redeemable Preferred Stock of CBH.

      1.26.  "Proceeding"  means  an  action,  claim,  suit,   investigation  or
proceeding   (including,   without  limitation,   an  investigation  or  partial
proceeding, such as a deposition), whether commenced or threatened.

      1.27. "Registration Rights Agreement" means the Registration Rights Agreement, dated the date hereof, among between CBH and RimAsia, in the form of Exhibit E attached hereto.

      1.28. "Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Conversion Shares and Warrant Shares by RimAsia as provided for in the Registration Rights Agreement.

      1.29.  "Required  Approvals"  has the  meaning  ascribed  to such  term in
Section 3.1.5.

      1.30. "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

      1.31.  "SEC  Reports"  has the  meaning  ascribed  to such term in Section
3.1.8.

      1.32. "Securities" means the Preferred Shares, the Modified Warrant and the Additional Warrant.

      1.33. "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      1.34. "Short Sales" means all "short sales" as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).


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

      1.35. "Subsidiary" means any subsidiary of CBH as disclosed in the SEC Reports.

      1.36. "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

      1.37. "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Capital Market, the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market or the OTC Bulletin Board.

      1.38. "Transaction Document" means (a) this Agreement, (b) the Modified Warrant, (c) the Additional Warrant, (d) CBH's Certificate of Designation of Series B Convertible Redeemable Preferred Stock attached hereto as Exhibit A,
(e) the Registration Rights Agreement, (f) the Litigation Agreement, (g) Service Agreement regarding Enshi (the "Service Agreement"); (h) Assignment of Claims by CBH in favor of RACP (the "Damage Assignment"); and (i) any other documents or agreements executed in connection with the transactions contemplated hereunder.

      1.39. "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time);
(b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by RimAsia and reasonably acceptable to CBH.

      1.40. "Warrants" means the Modified Warrant and Additional Warrant.

      1.41. "Warrant Shares" means shares of the Common Stock issuable upon exercise of the Modified Warrant or Additional Warrant.

2. CONVERSION AND ISSUANCE OF SECURITIES

      2.1. Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, RimAsia agrees to convert Twelve Million Four Hundred Ninety Four Thousand Six Hundred Seventy One United States Dollars (US$12,508,534 ), representing the total principal amount of the Loan and the unpaid interest (up to October 15, 2007) of US$1,008,534 (the "Loan Conversion Amount") and the warrant to


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

purchase 12,000,000 shares of Common Stock, into 6,185,607 Preferred Shares, with a conversion price of US$2.0222 per Preferred Share, and CBH agrees to issue to RimAsia (a) the Preferred Shares, (b) the Modified Warrant to purchase 12,000,000 shares of CBH's Common Stock with a new exercise price of $1.26 per share and with a new term of four and a half years from the Closing Date, and
(c) the Additional Warrant exercisable into such a number of shares of CBH's Common Stock and at such an exercise price to be determined according to the terms of such Additional Warrants, with a term of four years from the date of issuance. The voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the Series B Preferred Stock are all as set forth in the Certificate of Designation of Series B Convertible Redeemable Preferred Stock attached hereto as Exhibit A (the "Series B Certificate of Designation"). The terms and conditions of the Modified Warrants are set forth in the Form of Amended Common Stock Purchase Warrant attached hereto as Exhibit B. The terms and conditions of the Additional Warrant are set forth in the Form of Additional Common Stock Purchase Warrant attached hereto as Exhibit C.

      2.2. Deliveries.

            2.2.1. On the Closing Date, CBH shall deliver or cause to be delivered to RimAsia the following:

                  2.2.1.1. this Agreement duly executed by CBH;

                  2.2.1.2. a certificate evidencing the Preferred Shares;

                  2.2.1.3. the Modified Warrant registered in the name of RimAsia;

                  2.2.1.4. the Additional Warrant registered in the name of RimAsia;

                  2.2.1.5.   the  legal   opinion   of   Company   Counsel,   in
substantially the form attached hereto as Exhibit D, addressed to RimAsia;

                  2.2.1.6. the Registration Rights Agreement, duly executed by CBH;

                  2.2.1.7. the Litigation Agreement, duly executed by CBH;

                  2.2.1.8. the Service Agreement, duly executed by CBH; and

                  2.2.1.9. the Damage Assignment, duly executed by CBH.


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

            2.2.2. On the Closing Date, RimAsia shall deliver or cause to be delivered to CBH the following:

                  2.2.2.1. this Agreement duly executed by RimAsia;

                  2.2.2.2. the Litigation Agreement, duly executed by RimAsia;

                  2.2.2.3. the Service Agreement executed by RimAsia;

                  2.2.2.4. the Registration Rights Agreement, duly executed by RimAsia; and

                  2.2.2.5. The Original Warrant dated June 30, 2006 to purchase 12,000,000 shares of Common Stock.

      2.3. Closing Conditions.

            2.3.1. The obligations of CBH hereunder in connection with the Closing are subject to the following conditions precedent being met by the Closing Date, unless otherwise waived by CBH:

                  2.3.1.1. the accuracy in all material respects when made and on the Closing Date of the representations and warranties of RimAsia contained herein;

                  2.3.1.2. all obligations, covenants and agreements of RimAsia required to be performed at or prior to the Closing Date shall have been performed; and

                  2.3.1.3.  the  delivery  by  RimAsia of the items set forth in
Section 2.2.2 of this Agreement.

                  2.3.2. The obligations of RimAsia hereunder in connection with the Closing are subject to the following conditions precedent being met by the Closing Date, unless otherwise waived by RimAsia:

                  2.3.2.1. the accuracy in all material respects on the Closing Date of the representations and warranties of CBH contained herein;

                  2.3.2.2. all obligations, covenants and agreements of CBH required to be performed at or prior to the Closing Date shall have been performed;

                  2.3.2.3. the delivery by CBH of the items set forth in Section
2.2.1 of this Agreement;


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

                  2.3.2.4. since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in (i) an adverse effect on the legality, validity or enforceability of any Transaction Document, or (ii) a Material Adverse Effect;

                  2.3.2.5. no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

                  from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or CBH's principal Trading Market (except for any suspension of trading of limited duration agreed to by CBH, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of RimAsia, makes it impracticable or inadvisable to convert the Loan at the Closin

            2.3.3. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Conversion contemplated by this Agreement is subject to the conditions subsequent of (i) the execution of an Acquisition LOI, as such term is defined in a side letter between the Parties dated as of even date herewith (the "Side Letter"), by January 15, 2008 (the "First Condition Subsequent Cutoff Date"), and, (ii) if an Acquisition LOI has been executed by the First Condition Subsequent Cutoff Date, the actual closing, by no later than June 30, 2008 (the "Second Condition Subsequent Cutoff Date"; each of the First Condition Subsequent Cutoff Date and the Second Condition Subsequent Cutoff Date, a "Condition Subsequent Cutoff Date"), of the Acquisition (as such term is defined in the Side Letter) which was the subject of the Acquisition LOI. If no Acquisition LOI has been executed by the First Condition Subsequent Cutoff Date or, following the execution of an Acquisition LOI by the First Condition Subsequent Cutoff Date, the closing of the Acquisition has not occurred by the Second Condition Subsequent Cutoff Date, RimAsia shall have the option to unwind the Conversion within 60 days following the relevant Condition Subsequent Cutoff Date by serving a written notice to CBH (the "Re-Conversion Notice"). Upon the delivery of the Re-Conversion Notice, (a) the Preferred Shares shall automatically, and without further action, be converted back to (via a conversion, exchange, a repurchase by CBH in consideration of the Loan and the Outstanding Balance and the revival of the Loan Agreement and the Loan Assumption Agreement, or any other lawful means) (the "Re-


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

Conversion") the Loan and the Outstanding Balance, (b) all the terms and conditions of the Loan Agreement and the Loan Assumption Agreement (including, without limitation, interest accrual and RimAsia's right of acceleration) shall be deemed revived as if the Conversion had never occurred, (c) the Modified Warrant shall be deemed reverted back to the Original Warrant, and (d) the Additional Warrant shall be deemed cancelled. For purposes of clarification, the Litigation Agreement, the Service Agreement and the Claim Assignment shall survive the Re-Conversion Notice. In furtherance of the foregoing, CBH hereby represents and covenants that, at all times prior to the occurrence of the above described condition subsequent, the Preferred Shares will always be treated as debt and will not be treated as capital on its books. CBH hereby represents and warrants to RimAsia that nothing in (i) the Delaware General Corporation Law, CBH's Certificate of Incorporation or bylaws, or any agreement or understanding between CBH and any third party or (ii) CBH's financial condition, will prohibit the Re-Conversion as contemplated by this section.

3. REPRESENTATIONS AND WARRANTIES

      3.1. Representations and Warranties of CBH. CBH hereby makes the representations and warranties as of the date hereof and as of the Closing Date set forth below to RimAsia.

            3.1.1. Subsidiaries. All of the direct and indirect subsidiaries of CBH have been disclosed in the SEC Reports. CBH owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

            3.1.2. Organization and Qualification. Each of CBH and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither CBH nor any Subsidiary is in violation of, or default under, any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of CBH and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually, or in the aggregate, have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of CBH and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on CBH's ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of


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

(i), (ii) or (iii), a "Material Adverse Effect") and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

            3.1.3. Authorization;  Enforcement.  CBH has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by CBH and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of CBH and no further action is required by CBH, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by CBH and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of CBH enforceable against CBH in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) in so far as indemnification and contribution provisions may be limited by applicable law.

            3.1.4. No Conflicts. The execution, delivery and performance of the Transaction Documents by CBH and the consummation by CBH of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of CBH's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of CBH or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which CBH or any Subsidiary is a party or by which any property or asset of CBH or any Subsidiary is bound or affected, or
(iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which CBH or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of CBH or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually, or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

            3.1.5. Filings, Consents and Approvals. CBH is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by CBH of the Transaction Documents, other than (i) filings required pursuant to Section 4.6, (ii) the


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

filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (iii) filings required by state securities laws in accordance with the requirements of the Registration Rights Agreement, which when permitted, will be made prior to the Effectiveness Date (as such term is defined in the Registration Rights Agreement), (iv) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Registrable Securities (as such term is defined in the Registration Rights Agreement) and the listing of the Registrable Securities for trading thereon in the time and manner required thereby, (v) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws and (vi) the filing of the certificate of designation for the Preferred Shares with the Secretary of the State of Delaware (collectively, the "Required Approvals").

            3.1.6. Issuance of the Securities. The Securities are duly authorized and, when issued and paid for (or converted into) in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents. The Conversion Shares and the Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all Liens, other than the restrictions on transfer provided for in the Transaction Documents. CBH has reserved from its duly authorized capital stock the number of shares of Common Stock issuable pursuant to the Series B Certificate of Designation, the Modified Warrant and the Additional Warrants in order to issue the Conversion Shares and the Warrant Shares. The Securities are not subject to any preemptive or similar rights to subscribe for or purchase securities.

            3.1.7. Capitalization. Other than disclosed in the SEC Reports, CBH has not issued any capital stock other than pursuant to the conversion or exercise of outstanding Common Stock Equivalents. Other than disclosed in the SEC Reports, as of the date of this Agreement, except for the Preferred Shares, there is no share of any preferred stock of CBH outstanding. No securities of CBH are entitled to preemptive or similar rights and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. As of the date of this Agreement, except as disclosed in the SEC Reports and as a result of the issuance of the Securities, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the capital stock of CBH, or contracts, commitments, understandings or arrangements by which CBH or any Subsidiary is or may become bound to issue additional shares of its capital stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issuance and sale of the Securities will not obligate CBH to issue shares of Common Stock or other securities to any Person (other than RimAsia) and will not result in a right of any holder of CBH securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of CBH are validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of CBH or others is required for the issuance and sale of the Securities, the Conversion Shares or the Warrant Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to CBH's capital stock to which CBH is a party or, to the Knowledge of CBH, between or among any of CBH's stockholders.

            3.1.8. SEC Reports; Financial Statements. CBH has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as CBH was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, other than the SEC Reports relating to Enshi, which may be subject to further amendment pursuant to new investigation and discoveries, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of CBH included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of CBH and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. CBH maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

            3.1.9. Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or certain litigation events previously disclosed to RimAsia, (i) there has been no event, occurrence or development that has had or that, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (ii) CBH has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice,

(B) liabilities not required to be reflected in CBH's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, and (C) other liabilities that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) CBH has not altered its method of accounting or the identity of its auditors, (iv) CBH has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) CBH has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. As of the date of this Agreement, CBH does not have pending before the Commission any request for confidential treatment of information.

            3.1.10. Litigation. Except as disclosed in the SEC Reports or previously disclosed to RimAsia, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of CBH, threatened against or affecting CBH, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (each, an "Action") which , could, if there were an unfavorable decision, individually, or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither CBH nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of CBH, there is not pending or contemplated, any investigation by the Commission involving CBH or any current or former director or officer of CBH. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by CBH or any Subsidiary under the Exchange Act or the Securities Act. No executive officer, to the Knowledge of CBH, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject CBH or any of its Subsidiaries to any liability with respect to any of the foregoing matters. CBH and its Subsidiaries are in compliance with all applicable laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.1.11. Labor Relations. Neither CBH nor any of its Subsidiaries is a party to a collective bargaining agreement, and CBH and its Subsidiaries believe that their relationships with their employees are good. No material labor dispute exists or, to the Knowledge of CBH, is imminent with respect to any of the employees of CBH which could reasonably be expected to result in a Material Adverse Effect.

            3.1.12. Compliance. Except as disclosed in the SEC Reports or previously disclosed to RimAsia in connection with certain litigation events, neither CBH nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by CBH or any Subsidiary under), nor has CBH or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not, individually, or in the aggregate, have a Material Adverse Effect. CBH is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance, individually or in the aggregate, could not have or reasonably be expected to result in a Material Adverse Effect.

            3.1.13.  Regulatory Permits. Except as disclosed in the SEC Reports,
CBH and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually, or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect ("Material Permits"), and neither CBH nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

            3.1.14. Title to Assets. CBH and the Subsidiaries have good and marketable land use rights with respect to all real property owned by them that is material to the business of CBH and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of CBH and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by CBH and the Subsidiaries. Any real property and facilities held under lease by CBH and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which CBH and the Subsidiaries are in compliance.

            3.1.15. Patents and Trademarks. CBH and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights or similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually, or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither CBH nor any Subsidiary has received a notice (written or otherwise) that the Intellectual Property Rights used by CBH or any Subsidiary violates or infringes upon the rights of any Person. All such Intellectual Property Rights are enforceable and do not violate or infringe the Intellectual Property Rights of others in any respect that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and, to the Knowledge of CBH, there is no existing infringement by another Person of any of CBH's or the Subsidiary's Intellectual Property Rights. CBH and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.1.16. Insurance. CBH and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which CBH and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Loan Conversion Amount. To the best Knowledge of CBH, such insurance contracts and policies are accurate and complete. Neither CBH nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

            3.1.17. Transactions with Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of CBH and, to the Knowledge of CBH, none of the employees of CBH is presently a party to any transaction with CBH or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of CBH, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

            3.1.18. Sarbanes-Oxley; Internal Accounting Controls. CBH is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

            3.1.19. Private Placement. Assuming the accuracy of RimAsia's representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by CBH to RimAsia as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market. Except as described in the SEC Reports, CBH has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of CBH registered with the Commission or any other governmental authority that have not been satisfied.

            3.1.20. Investment Company. CBH is not, and is not an Affiliate of, and immediately after issuance of the Securities, will not be or be an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. CBH shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

            3.1.21. Registration Rights. RimAsia has the right to cause CBH to effect the registration under the Securities Act pursuant to the Registration Rights Agreement.

            3.1.22. Listing and Maintenance Requirements. CBH's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and CBH has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has CBH received any notification that the Commission is contemplating terminating such registration. CBH has not, in the 24 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that CBH is not in compliance with the listing or maintenance requirements of such Trading Market. CBH is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no approval of the stockholders of CBH thereunder is required for CBH to issue and deliver to RimAsia the Securities contemplated by the Transaction Documents. As of the date hereof, CBH's Common Stock is listed on the OTC Bulletin Board.

            3.1.23. No Integrated Public Offering. Neither CBH, nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by CBH for purposes of the Securities Act or any applicable shareholder approval provisions, which would have made the issuance of the Securities in this offering a public offering subject to a registration statement, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of CBH are listed or designated.

            3.1.24. Solvency. Based on the financial condition of CBH as of the Closing Date after giving effect to the receipt by CBH of the proceeds from the sale of the Securities hereunder, (i) CBH's cash and fair saleable value of its assets in an orderly liquidation exceeds the amount that will be required to be paid on or in respect of CBH's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) CBH's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by CBH, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of CBH, together with the proceeds CBH would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. CBH does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). CBH has no Knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

            3.1.25. Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, CBH and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and CBH has no Knowledge of a tax deficiency which has been asserted or threatened against CBH or any Subsidiary.

            3.1.26. No General Solicitation. Neither CBH nor any person acting on behalf of CBH has offered or sold any of the Securities by any form of general solicitation or general advertising. CBH has offered the Securities for sale only to RimAsia.

            3.1.27. No Disagreements with Accountants. There are no disagreements of any kind presently existing, or reasonably anticipated by CBH to arise, with the accountants formerly or presently employed by CBH with respect to CBH's financial statements.

            3.1.28. Acknowledgment Regarding RimAsia's Receipt of Securities. CBH acknowledges and agrees that RimAsia is acting solely in the capacity of an arm's length acquiror of securities with respect to the Transaction Documents and the transactions contemplated hereby. CBH further acknowledges that RimAsia is not acting as a financial advisor or fiduciary of CBH (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by RimAsia or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to RimAsia's acquisition of the Securities. CBH further represents to RimAsia that CBH's decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by CBH and its representatives.

            3.1.29. Certain Fees. RimAsia shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by RimAsia pursuant to written agreements executed by RimAsia which fees or commissions shall be the sole responsibility of RimAsia) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

            3.1.30. No Additional Agreements. CBH does not have any agreement or understanding with RimAsia with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

            3.1.31. Disclosure. All disclosure provided to RimAsia regarding CBH, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of CBH with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. CBH acknowledges and agrees that RimAsia makes or has made no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in
Section 3.2 hereof.

      3.2. Representations and Warranties of RimAsia. RimAsia hereby represents and warrants as of the date hereof and as of the Closing Date to CBH as follows:

            3.2.1. Organization; Authority. RimAsia is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by RimAsia of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership action on the part of RimAsia. Each Transaction Document to which it is a party has been duly executed by RimAsia, and when delivered by RimAsia in accordance with the terms hereof, will constitute the valid and legally binding obligation of RimAsia, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

            3.2.2. Own Account. RimAsia understands that the Securities are "restricted securities" and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by RimAsia to hold the Securities for any period of time. RimAsia is acquiring the Securities hereunder in the ordinary course of its business. RimAsia does not have any agreement or understanding, directly or indirectly, with any

Person to distribute any of the Securities. This representation and warranty shall not limit RimAsia's right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws.

            3.2.3. Investor Status. At the time RimAsia was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises either the Modified Warrant or the Additional Warrant it will be either: (i) an "accredited investor" as defined in Rule 501(a)(1), (a)(2),
(a)(3), (a)(7) or (a)(8) under the Securities Act, or (ii) a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act. RimAsia is not required to be registered as broker-dealers under Section 15 of the Exchange Act.

            3.2.4. Experience of Investor. RimAsia, either alone or together with its representatives, have such Knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and have so evaluated the merits and risks of such investment. RimAsia is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

            3.3. Acknowledgment by CBH. CBH acknowledges and agrees that RimAsia does not make or have not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in
Section 3.2.

4. OTHER AGREEMENTS OF THE PARTIES.

      4.1. Transfer Restrictions.

            4.1.1. The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to CBH or to an affiliate of RimAsia or in connection with a pledge as contemplated in
Section 4.1.2, CBH may require the transferor thereof to provide to CBH an opinion of counsel selected by the transferor and reasonably acceptable to CBH, the form and substance of which opinion shall be reasonably satisfactory to CBH, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

            4.1.2. RimAsia agrees to the imprinting, so long as is required by this Section 4.1.2, of a legend on any of the Securities in the following form:

            NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES

            COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO CBH. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

CBH acknowledges and agrees that RimAsia may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an "accredited investor" as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, RimAsia may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of CBH and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the expense of RimAsia, CBH will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights
Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

            4.1.3. Certificates evidencing the Conversion Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section
4.1.2 hereof): (i) whenever the Conversion Shares and Warrant Shares are resold following the Effective Date concerning the resale of such shares, or (ii) following any sale or transfer of such Conversion Shares or Warrant Shares pursuant to Rule 144, or (iii) while such Conversion Shares or Warrant Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). CBH shall cause its counsel to issue a standing legal opinion to CBH's transfer agent promptly after the Effective Date if required by CBH's transfer agent to effect the removal of the legend hereunder. Following such time as restrictive legends are not required to be placed on certificates representing the Conversion Shares or Warrant Shares, CBH will, no later than three Trading Days following the delivery by RimAsia to CBH or CBH's transfer agent of (i) a certificate representing such Conversion Shares or Warrant Shares containing a restrictive legend (endorsed or with stock power attached, signatures guaranteed, and otherwise in form necessary to affect reissuance and/ or transfer), or (ii) an Exercise Notice in the manner stated in the Warrants to affect the exercise of such Warrant in accordance with its terms (such tenth Trading Day, the "Legend Removal Date"), deliver or cause to be delivered to Rim Asia a certificate representing such Conversion Shares or Warrant Shares that is free from all restrictive and other legends. CBH may not make any notation on its records or give instructions to any transfer agent of CBH that enlarge the restrictions on transfer set forth in this Section. Certificates for securities subject to legend removal hereunder shall be transmitted by the transfer agent of CBH to RimAsia by crediting the account of RimAsia's prime broker with the Depository Trust Company System.

            4.1.4. In addition to RimAsia's other available remedies, CBH shall pay to RimAsia, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Conversion Shares and Warrant Shares, respectively (based on the VWAP of the Common Stock on the date such securities are submitted to CBH's transfer agent) delivered for removal of the restrictive legend and subject to
Section 4.1.3, $7.5 per Trading Day (increasing to $15 per Trading Day 5 Trading Days after the Legend Removal Date) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Payment shall be made to RimAsia no later than on each monthly anniversary of each such Legend Removal Date until the applicable certificate free from all restrictive and other legends is delivered. Nothing herein shall limit RimAsia's right to pursue actual damages for CBH's failure to deliver certificates representing any securities as required by the Transaction Documents, and RimAsia shall have the right to pursue all remedies available to them at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

      4.2. Acknowledgment of Dilution. CBH acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. CBH further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities, the Conversion Shares and Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim CBH may have against RimAsia and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of CBH.

      4.3. Furnishing of Information. As long as RimAsia owns the Securities, CBH covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by CBH after the date hereof pursuant to the Exchange Act. As long as RimAsia owns the Securities, if CBH is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to RimAsia and make publicly available in accordance with Rule 144(c) such information as is required for RimAsia to sell the Securities under Rule 144. CBH further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

      4.4. Integration. CBH shall not, and shall use its best efforts to ensure that no Affiliate of CBH shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to RimAsia or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

      4.5. Conversion and Exercise Procedures.

            4.5.1. The form of Notice of Exercise included in the Warrants set forth the totality of the procedures required of RimAsia in order to exercise the Warrants. No additional legal opinion or other information or instructions shall be required of RimAsia to exercise the Warrants. CBH shall honor exercises of the Warrants and shall deliver Warrant Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

            4.5.2. The section entitled "Mechanics of Conversion" in the Series B Certificate of Designation sets forth the totality of the procedures required of holders of the Preferred Shares in order to convert the Preferred Shares into shares of the Common Stock. No additional legal opinion or other information or instructions shall be required of such holders to convert the Preferred Shares. CBH shall honor conversions of the Preferred Shares and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

      4.6. Shareholder Rights Plan. No claim will be made or enforced by CBH or, to the Knowledge of CBH, any other Person that RimAsia is an "Acquiring Person" under any shareholder rights plan or similar plan or arrangement in effect or hereafter adopted by CBH, or that RimAsia could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between CBH and RimAsia. CBH shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

      4.7. Non-Public Information. CBH covenants and agrees that neither it nor any other Person acting on its behalf will provide RimAsia or its agents or counsel with any information that CBH believes constitutes material non-public information, unless prior thereto RimAsia shall have executed a written agreement regarding the confidentiality and use of such information. CBH understands and confirms that RimAsia shall be relying on the foregoing representations in effecting transactions in securities of CBH.

      4.8. Reimbursement. If RimAsia becomes the target of a lawsuit or any other Proceeding brought by any Person who is a stockholder of CBH (except as a result of sales, pledges, margin sales and similar transactions by RimAsia to or with any current stockholder), solely as a result of RimAsia's acquisition of the Securities under this Agreement, CBH will reimburse RimAsia for its reasonable legal and other defense-related expenses (including the reasonable cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligations of CBH under this paragraph shall be in addition to any liability which CBH may otherwise have, shall extend upon the same terms and conditions to any Affiliates of RimAsia who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of RimAsia and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of CBH, RimAsia and any such Affiliate and any such Person. CBH also agrees that neither RimAsia nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to CBH or any Person asserting claims on behalf of or in right of CBH solely as a result of acquiring the Securities under this Agreement.

      4.9. Indemnification of RimAsia. Subject to the provisions of this Section
4.9 and in addition to the indemnity provided in the Registration Rights Agreement, CBH will indemnify and hold RimAsia and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls RimAsia (within the meaning of Section 15 of the Securities Act and
Section 20 of the Exchange Act), and the directors, officers, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a "RimAsia Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, reasonable costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such RimAsia Party may suffer or incur as a result of or relating to (a) any breach, misrepresentation or inaccuracy of any of the representations, warranties, covenants or agreements made by CBH in this Agreement or in the other Transaction Documents or (b) any action instituted against RimAsia, or any of its Affiliates, by any stockholder of CBH who is not an Affiliate of RimAsia, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a material breach of RimAsia's representations, warranties or covenants under the Transaction Documents or any agreements or understandings that RimAsia may have with any such stockholder or any violations by RimAsia of state or federal securities laws or any conduct by RimAsia which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any RimAsia Party in respect of which indemnity may be sought pursuant to this Agreement, such RimAsia Party shall promptly notify CBH in writing, and CBH shall have the right to assume the defense thereof with counsel of its own choosing. Any RimAsia Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such RimAsia Party except to the extent that (i) the employment thereof has been specifically authorized by CBH in writing, (ii) CBH has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of an independent counsel, a material conflict on any material issue between the position of CBH and the position of such RimAsia Party. CBH will not be liable to any RimAsia Party under this Agreement (i) for any settlement by a RimAsia Party effected without CBH's prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any RimAsia Party's material breach of any of the representations, warranties, covenants or agreements made by RimAsia in this Agreement or in the other Transaction Documents.

      4.10. Form D. CBH agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of RimAsia.

      4.11. Subsequent Registrations. Other than pursuant to the Registration Statement, prior to the Effective Date, CBH may not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of CBH.

      4.12. Limitation on Issuance of Future Priced Securities. During the twelve (12) months following the Closing Date, CBH shall not issue any security that would be a "Future Priced Securities" as such term is described by NASD IM-4350-1, that would have a conversion price lower than $1.0111 per share or exercise price lower than $1.26 per share.

      4.13. Listing of Common Stock. CBH hereby agrees to use its best efforts to maintain the listing and trading of its Common Stock on the OTC Bulletin Board (or another nationally recognized Trading Market). CBH further agrees, if CBH applies to have the Common Stock traded on any other Trading Market, it will include in such application the Conversion Shares and Warrant Shares, and will take such other action as is necessary or desirable in the opinion of RimAsia to cause all of the Conversion Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible. CBH will use its best efforts and take all action reasonably necessary to continue the listing and trading of its Common Stock on the Trading Market on which the Common

Stock is currently listed or quoted and will comply in all respects with CBH's reporting, filing and other obligations under the bylaws or rules of such Trading Market.

      4.14. Form SB-2 or Form S-1 Eligibility. CBH is eligible to register the resale of the Conversion Shares and the Warrant Shares by RimAsia under Form SB-2 or Form S-1 promulgated under the Securities Act and CBH hereby covenants and agrees to use its best efforts to maintain its eligibility to use Form SB-2 until the Registration Statement covering the resale of the Conversion Shares and Warrant Shares shall have been filed with, and declared effective by, the Commission. If for any reason CBH is not eligible to register the resale of the Conversion Shares and the Warrant Shares by RimAsia under Form SB-2, CBH covenants and agrees to register the resale of the Conversion Shares and Warrant Shares on Form S-1 promulgated under the Securities Act.

      4.15. Other Reporting. From the Closing Date to the earlier of (a) the date of the fourth anniversary of the Closing Date and (b) the date on which all Preferred Shares are redeemed or converted into shares of the Common Stock, CBH shall provide RimAsia the following information:

            4.15.1. Summary management financial and operational report on a monthly and quarterly basis within 15 and 30 calendar days of the end of each month or quarter, respectively, both for CBH on a consolidated basis and each of its Subsidiaries on a stand-alone basis;

            4.15.2. Annual consolidated accounts of CBH and each of its Subsidiaries on a stand-alone basis within 120 days of the fiscal year end;

            4.15.3. Business plan and budget for the overall Company within 60 days prior to the commencement of each new fiscal year; and

            4.15.4. Special updates and analysis with respect to extraordinary events such as merger and acquisition transactions and major financings of CBH.

      4.16. Certain Disclosures. Subject to confidentiality and relevant insider trading restrictions, from July 15, 2007 until such time as all the Preferred Shares will have been converted or redeemed, CBH shall provide RimAsia a copy of any and all public disclosures (including without limitation filings with the Commission, press releases, and similar statements) for RimAsia's reference and, where such disclosure involves a reference to RimAsia, the comments by RimAsia at least 72 hours prior to the filing or release of such disclosure.

      4.17. Taxation of Payments. Any and all payments required to be made by CBH to RimAsia under any Transaction Document shall be paid free and clear of any taxes, withholdings or similar levies.

      4.18 Ratio of Assets versus Liabilities

      After the conditional conversion and until the satisfaction of the condition subsequent as provided in Section 2.3.3, CBH shall not incur any debt which will make total liabilites exceed total assets.

5. MISCELLANEOUS

      5.1. Fees and Expenses.

            5.1.1. Following the Closing, upon RimAsia's request and presentation of invoices for all expenses including, but not limited to, the fees of its attorneys, advisors, consultants, auditors, travel and accommodation expenses, and other related out-of-pocket expenses incurred in connection with the transactions contemplated in the Transaction Documents (the "Reimbursable Costs"), CBH shall reimburse RimAsia such expenses up to US$40,000.

            5.1.2. Except as specified in Section 5.1.1, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. CBH shall pay all stamp and other taxes and duties levied in connection with the issuance of the Securities, the Conversion Shares and the Warrant Shares.

      5.2. Termination. This Agreement may be terminated prior to Closing:

            5.2.1. by written agreement of both Parties; or

            5.2.2. by CBH or RimAsia upon written notice to the other Party, if the Closing shall not have taken place by 6:30 p.m. Eastern time on November 15, 2007; provided, that the right to terminate this Agreement under this Section shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

            5.2.3. Upon a termination in accordance with this Section, CBH and RimAsia shall have no further obligation or liability (including as arising from such termination) to the other except pursuant to Section 4.9.

      5.3. Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Parties with respect to the subject matter thereof and supersede all prior agreements and understandings, discussions, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

      5.4. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, (d) the fifth calendar following the date of mailing, if sent by a commonly recognized international courier, or (e) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as set forth on the signature pages attached hereto. Any notice to any Party shall be simultaneously copied to the receiving Party's legal counsel.

      5.5. Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by CBH and RimAsia or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.

      5.6. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

      5.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. CBH may not assign this Agreement or any rights or obligations hereunder without the prior written consent of RimAsia. RimAsia may assign any or all of its rights under this Agreement to any Person to whom RimAsia assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to RimAsia.

      5.8. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

      5.9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings arising from any Transaction Document (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Wilmington, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in such proceedings and hereby irrevocably waives any objection to the jurisdiction of such courts in such proceedings on grounds of lack of personal jurisdiction or inconvenient forum. If either Party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other Party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

      5.10. Survival. The representations, warranties, covenants and other agreements contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable for the applicable statue of limitations.

      5.11. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

      5.12. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

      5.13. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever RimAsia exercises a right, election, demand or option under a Transaction Document and CBH does not timely perform its related obligations within the periods therein provided, then RimAsia may rescind or withdraw, in its sole discretion from time to time upon written notice to CBH, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of exercise of a Warrant, RimAsia shall be required to return any shares of Common Stock subject to any such rescinded exercise notice.

      5.14. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party will be entitled to specific performance under the Transaction Documents. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

      5.15. Liquidated Damages. CBH's obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of CBH and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

      5.16. Construction. The Parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

      5.17. Languages. The Transaction Documents shall in both English and Chinese with equal force and validity.

IN WITNESS WHEREOF, the Parties have caused this Conditional Loan Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


                                (86)-512-6855-0568
                                (86)-512-6855-0578

___________________________
Chris Mao__________________
CEO

RimAsia Capital Partners, L.P.

                                c/o RimAsia Capital Partners (Hong Kong) Ltd. 1808 Hutchison House
                                10 Harcourt Road, Admiralty
                                Hong Kong
                                Attention: Eric Wei
                                Fax: 852-2970-0078

___________________________
___________________________
___________________________

1.    CERTAIN DEFINITIONS...................................................   2

2.    CONVERSION AND ISSUANCE OF SECURITIES.................................   5

   2.1.     Closing.........................................................   5

   2.2.     Deliveries......................................................   6

   2.3.     Closing Conditions..............................................   7

3.    REPRESENTATIONS AND WARRANTIES........................................   9

   3.1.     Representations and Warranties of CBH...........................   9
      3.1.1.   Subsidiaries.................................................   9
      3.1.2.   Organization and Qualification...............................   9
      3.1.3.   Authorization; Enforcement...................................  10
      3.1.4.   No Conflicts.................................................  10
      3.1.5.   Filings, Consents and Approvals..............................  10
      3.1.6.   Issuance of the Securities...................................  11
      3.1.7.   Capitalization...............................................  11
      3.1.8.   SEC Reports; Financial Statements............................  12
      3.1.9.   Material Changes.............................................  12
      3.1.10.  Litigation...................................................  13
      3.1.11.  Labor Relations..............................................  13
      3.1.12.  Compliance...................................................  13
      3.1.13.  Regulatory Permits...........................................  14
      3.1.14.  Title to Assets..............................................  14
      3.1.15.  Patents and Trademarks.......................................  14
      3.1.16.  Insurance....................................................  15
      3.1.17.  Transactions with Affiliates and Employees...................  15
      3.1.18.  Sarbanes-Oxley; Internal Accounting Controls.................  15
      3.1.19.  Private Placement............................................  15
      3.1.20.  Investment Company...........................................  15
      3.1.21.  Registration Rights..........................................  16
      3.1.22.  Listing and Maintenance Requirements.........................  16
      3.1.23.  No Integrated Public Offering................................  16
      3.1.24.  Solvency.....................................................  16
      3.1.25.  Tax Status...................................................  17
      3.1.26.  No General Solicitation......................................  17
      3.1.27.  No Disagreements with Accountants............................  17
      3.1.28.  Acknowledgment Regarding RimAsia's Receipt of Securities.....  17
      3.1.29.  Certain Fees.................................................  17
      3.1.30.  No Additional Agreements.....................................  17
      3.1.31.  Disclosure...................................................  18

   3.2.     Representations and Warranties of RimAsia.......................  18
      3.2.1.   Organization; Authority......................................  18
      3.2.2.   Own Account..................................................  18
      3.2.3.   Investor Status..............................................  19
      3.2.4.   Experience of Investor.......................................  19

   3.3.     Acknowledgment by CBH...........................................  19

4.    OTHER AGREEMENTS OF THE PARTIES.......................................  19

   4.1.     Transfer Restrictions...........................................  19

   4.2.     Acknowledgment of Dilution......................................  21

   4.3.     Furnishing of Information.......................................  22

   4.4.     Integration.....................................................  22

   4.5.     Conversion and Exercise Procedures..............................  22

   4.6.     Shareholder Rights Plan.........................................  22

   4.7.     Non-Public Information..........................................  23

   4.8.     Reimbursement...................................................  23

   4.9.     Indemnification of RimAsia......................................  23

   4.10.    Form D..........................................................  24

   4.11.    Subsequent Registrations........................................  24

   4.12.    Limitation on Issuance of Future Priced Securities..............  24

   4.13.    Listing of Common Stock.........................................  24

   4.14.    Form SB-2 or Form S-1 Eligibility...............................  25

   4.15.    Other Reporting.................................................  25

   4.16.    Certain Disclosures.............................................  25

   4.17.    Taxation of Payments............................................  25

5.    MISCELLANEOUS.........................................................  26

   5.1.     Fees and Expenses...............................................  26

   5.2.     Termination.....................................................  26

   5.3.     Entire Agreement................................................  26

   5.4.     Notices.........................................................  27

   5.5.     Amendments; Waivers.............................................  27

   5.6.     Headings........................................................  27

   5.7.     Successors and Assigns..........................................  27

   5.8.     No Third-Party Beneficiaries....................................  27

   5.9.     Governing Law...................................................  28

   5.10.    Survival........................................................  28

   5.11.    Execution.......................................................  28

   5.12.    Severability....................................................  28

   5.13.    Rescission and Withdrawal Right.................................  28

   5.14.    Remedies........................................................  29

   5.15.    Liquidated Damages..............................................  29

   5.16.    Construction....................................................  29

   5.17.    Languages.......................................................  29

                                                               Execution Version

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                     CHINA BIOPHARMACEUTICALS HOLDINGS, INC.
         (Pursuant to Section 151 of the General Corporation Law of the
                               State of Delaware)

      China Biopharmaceuticals Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by
Section 151 of the General Corporation Law of the State of Delaware:

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, the Board of Directors of the Corporation hereby creates out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation ("Preferred Stock"), a new series of Preferred Stock, and hereby states the designation and the number of shares of such series, and fixes the relative, participating, optional or other special rights, preferences, privileges, powers, qualifications and limitations thereof as follows:

1. SERIES B PREFERRED STOCK

2. DESIGNATION AND AMOUNT.

      2.1. General. The shares of such series shall be designated as shares of "Series B Preferred Stock," par value $0.01 per share, of the Corporation (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 6,185,607 ("Series B Preferred Shares").

3. DIVIDENDS.

      3.1. General.

            3.1.1. Entitlement. On or after the original issuance date of the Series B Preferred Stock pursuant to the Conditional Loan Conversion Agreement, dated on or about November 16, 2007, by and among the Corporation and the original holder of the Series B Preferred Stock (the "Series B Issuance Date"), the holders of Series B Preferred Shares shall be entitled to receive dividends (the "Dividends"), if, as and when declared by the Board of Directors of the Corporation (the "Board of Directors") out of any assets legally available therefor at the dividend rates (the "Dividend Rates") as provided below in this
Section 2.

            3.1.2. Original Price. The Dividend Rates herein are expressed as percentages of the original issue price of $2.0222 for each Series B Preferred Share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reclassifications or the like) (the "Original Series B Issue Price").

            3.1.3. Annual Payment. The holders of the Series B Preferred Shares shall be entitled to receive an annual dividend of 5% of the Original Series B Issue Price (the "Annual Dividend"), payable annually on the first day of January (the "Annual Dividend Payment Date"). Payment of the Annual Dividend may be either in cash or in kind as determined by the Board of Directors. In the event that the Annual Dividend Payment Date shall fall due on a Saturday, Sunday or legal holiday in the State of Delaware, the dividend due on such date shall be paid on the next day thereafter that is not a Saturday, Sunday or legal holiday in the State of Delaware. The Annual Dividend shall be cumulative and shall begin to accrue on outstanding Series B Preferred Shares from and after the Series B Issuance Date on a daily basis computed on the basis of a 365-day year and compounded annually whether or not the Corporation shall have assets legally available therefor.

            3.1.4. Limitation on Other Dividends. So long as any Series B Preferred Shares shall be outstanding, no dividend shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, the common stock, par value $0.01 per share, of the Corporation (the "Common Stock") and the Series A Convertible Preferred Stock par value $0.01 per share, of the Corporation (the "Series A Preferred Stock"), unless there shall also have been declared and paid or set apart for payment on the Series B Preferred Shares, all accrued and unpaid Annual Dividends. In the event that full cumulative dividends on the Series B Preferred Shares have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make payment on account of the purchase, redemption or other retirement of any other class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, the Common Stock and the Series A Preferred Stock, until full cumulative dividends on the Series B Preferred Shares shall have been paid or declared and set a part for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in shares of any class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, the Common Stock and the Series A Preferred Stock, or (ii) the purchase, redemption or conversion of shares of any class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including without limitation, the Common Stock and the Series A Preferred Stock, in exchange solely for shares of any other class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, Common Stock and the Series A Preferred Stock.

            3.1.5. Timing. Accrued but unpaid Annual Dividends shall cumulate as of each Annual Dividend Payment Date on which they first become payable whether or not the Corporation shall have assets legally available for the payment thereof, and shall be payable as provided in this Section 2.1 and/or as further provided herein.

            3.1.6. Waiver. To the fullest extent permitted by law and notwithstanding anything contained herein to the contrary, the holders of the outstanding Series B Preferred Shares may waive any Annual Dividend that such holders shall be entitled to receive under this Section 2.1 by the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding.

4. LIQUIDATION PREFERENCE.

      4.1. Liquidation Amount.

            4.1.1. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of outstanding Series B Preferred Shares shall be entitled to receive, out of (i) the proceeds of such Liquidation Event received by the Corporation, in the case of a Liquidation Event under
Section 3.3.1, (ii) the proceeds received by the stockholders of the Corporation, in the case of a Liquidation event under Section 3.3.2 or Section 3.3.3, or (iii) the assets of the Corporation legally available for distribution to the stockholders of the Corporation, in the case of a Liquidation event under
Section 3.3.4 (as applicable, the "Proceeds") prior and in preference to the holders of Common Stock, the Series A Preferred Stock or any other class or series of stock of the Corporation ranking junior to the Series B Preferred Shares with respect to any Liquidation Event, by reason of their ownership thereof, an amount equal to the sum of (i) $3.0333 (the "Series B Liquidation Price") per Series B Preferred Share, (ii) an amount equal to all declared or accrued but unpaid dividends on such share, (iii) the accrued Four-Percent Suspendible Premium (as defined in Section 5.1), and (iv) the accrued Six-Percent Triggered Premium (as defined in Section 5.1), if any (the "Series B Liquidation Amount").

            4.1.2. If upon the occurrence of any Liquidation Event, the Proceeds thus distributed among the holders of Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Liquidation Amount, then, the Proceeds shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the full Series B Liquidation Amount each such holder is otherwise entitled to receive under this
Section 3.1.

      4.2. Distribution of Remaining Proceeds. Upon the completion of the distribution required by Section 3.1 and any distribution required for any other class or series of Preferred Stock ranking as to such distribution prior to the Common Stock, all of the Proceeds shall be distributed among the holders of Series B Preferred Stock and Common Stock and any other class or series of Preferred Stock entitled thereto pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all Series B Preferred Shares).

      4.3. "Liquidation Event" Defined. For purposes of this Section 3, a "Liquidation Event" shall include:

            4.3.1.  the  closing  of  the  sale,  lease,   exchange,   transfer,
conveyance, exclusive license or other disposition of all or substantially all of the Corporation's assets;

            4.3.2. the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity);

            4.3.3. the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation's securities), of the Corporation's securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity); or

            4.3.4. a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction described above shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately prior to such transaction. To the fullest extent permitted by law and notwithstanding anything contained herein to the contrary, the treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding.

      3.4 Liquidation Event Notice. The Corporation shall give each holder of record of Series B Preferred Shares written notice of any impending Liquidation Event not later than 20 days prior to the stockholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes; provided, however, that, subject to compliance with the Delaware General Corporation Law (the "DGCL"), such periods may be shortened upon the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding.

5. REDEMPTION.

      5.1. Optional Redemption. Prior to the fourth anniversary of the Series B Issuance Date, the Corporation may at any time it may lawfully do so (including upon the non-approval by a majority of the holders of the Series B Preferred Shares of the events referred to in Section 7.6 through 7.10), at the option of the Board of Directors and after giving the holders of Series B Preferred Shares written notice thereof containing the redemption date (which date shall not be less than 60 days from the date of such notice) (the "Redemption Date") and offering the holders of the Series B Preferred Shares at least 60 days to convert all such shares into shares of Common Stock pursuant to Section 5, redeem in whole, but not in part, all the Series B Preferred Shares then outstanding by paying in cash, for each share, an amount equal to the sum of (i) the Original Series B Issue Price, (ii) all accrued but unpaid Annual Dividends on such share, (iii) 5% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the occurrence of a Triggering Event (as defined below) and until the occurrence of a cure of the Triggering Event, on a daily basis computed on the basis of a 365-day year and compounded annually, and (iv) the Four-Percent Suspendible Premium (as defined below) (such sum, as adjusted for any stock splits, dividends combinations, subdivisions, recapitalizations, reclassifications or the like, the "Optional Redemption Price").

      5.2. Mandatory Redemption. At any time following the fourth anniversary of the Series B Issuance Date, within sixty (60) days after the receipt by the Corporation of the written request of the holders of not less than a majority of the Series B Preferred Shares then outstanding, the Corporation shall redeem all of the Series B Preferred Shares (or, if less, the maximum amount it may lawfully redeem) by paying in cash , for each share, an amount equal to the sum of (i) the Original Series B Issue Price, (ii) all accrued but unpaid Annual Dividends on such share, and (iii) 5% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the occurrence of a Triggering Event (as defined below) and until the occurrence of a cure of the Triggering Event, on a daily basis computed on the basis of a 365-day year and compounded annually (such sum, as adjusted for any stock splits, dividends combinations, subdivisions, recapitalizations, reclassifications or the like, the "Mandatory Redemption Price").

      5.3. Triggering Event. For purposes of Section 4 and 5, "Triggering Event" shall mean any one or more of the following, whether or not the same may be cured and reoccur from time to time:

                  4.3.1 The  Corporation's  failure to pay any Annual Dividends,
                        Mandatory Redemption Price or any other amount due and payable on the Series B Preferred Shares;

                  4.3.2 The Corporation's failure to comply with its obligations under Section 4;

                  4.3.3 The Corporation's failure to comply with its obligations under that certain Litigation Agreement, dated as of November __, 2007; or

                  4.3.4 The  Corporation's  failure to provide  operational  and financial reports on a monthly basis within 15 calendar days of the end of the preceding month, or operational and financial reports on a quarterly basis within 30 calendar days of the end of the proceeding quarter, in each case, to the holders of the Series B Preferred Shares then outstanding.

6. CONVERSION.

      6.1. Right to Convert. Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series B Issuance Date but before the fourth anniversary thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the sum of (1) the Original Series B Issue Price, (2) all accrued but unpaid Annual Dividends on such share, (3) 4% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the Series B Issuance Date and shall continue to accrue until the occurrence of a Suspension Date (as defined below), on a daily basis based on a 365-day year and compounded annually (the "Four-Percent Suspendible Premium"), and (4) 6% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the occurrence of a Triggering Event and until the occurrence of a cure of the Triggering Event, on a daily basis computed on the basis of a 365-day year and compounded annually (the "Six-Percent Triggered Premium") by (y) the Initial Conversion Price (as defined below) (as adjusted pursuant to Section 5.3, "Conversion Price") applicable to such share, determined as hereinafter provided, in effect on the date the certificate for such shares is surrendered for conversion (the "Conversion Rate").

            6.1.1. For purposes of this Section 5.1, the "Initial Conversion Price" shall be 50% of the Original Series B Issue Price.

            6.1.2. For purposes of this Section 5.1, the "Suspension Date" shall mean the date when the average closing price of the Common Stock (which is traded on a recognized market) over a prior period of 30 consecutive trading days each with a daily trading volume of no fewer than 100,000 shares exceeds the following price thresholds: during the second year from the Series B Issuance Date, US$1.40; during the third year, US$1.58, and during the fourth year, US$1.72, in each case as adjusted for any stock splits, dividends, combinations, subdivisions, recapitalizations, reclassifications or the like with respect to the Common Stock.

      6.2. Mechanics of Conversion.

            6.2.1. Any holder of Series B Preferred Shares desiring to convert such shares, into shares of Common Stock pursuant to Section 5.1, shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series B Preferred Shares and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued and the number of Series B Preferred Shares sought to be converted.

            6.2.2. In the event the Corporation has given such holder notice of its intent to redeem such holder's Series B Preferred Shares pursuant to Section 4.1, such holder's written notice to the Corporation shall be sufficient to permit such holder to convert pursuant to this Section 5.2 notwithstanding such redemption notice, provided that such holder delivers such certificates prior to the Redemption Date.

            6.2.3. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series B Preferred Stock so converted or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

            6.2.4. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            6.2.5. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the shares of Series B Preferred Stock sought to be converted pursuant to this Section 5.2, shall not be deemed to have converted such shares of Series B Preferred Stock until immediately prior to the closing of such sale of securities.

      6.3. Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price shall be subject to adjustment from time to time as follows:

            6.3.1. If the Corporation shall issue, on or after the Series B Issuance Date, any Additional Stock (as defined below) without consideration, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 5.3.1) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 5.3, the term "Common Stock Outstanding" shall mean and include the following: (1) outstanding Common Stock; (2) Common Stock issuable upon conversion of outstanding Preferred Stock; (3) Common Stock issuable upon exercise of outstanding stock options; and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

            6.3.2. If the Corporation shall issue after the Series B Issuance Date any Additional Stock at a per-share price lower than the Conversion Price then in effect, the Conversion Price shall be decreased to equal such per-share price of the Additional Stock.

            6.3.3. In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as mutually determined in good faith by the Board of Directors and a majority of the holders of Series B Preferred Shares then outstanding.

            6.3.4. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

                  6.3.4.1. The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions of exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of


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

such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

                  6.3.4.2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received (without taking into account potential anti-dilution adjustments) by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights).

                  6.3.4.3. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                  6.3.4.4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                  6.3.4.5. The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 5.3.4.1 and 5.3.4.2 shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.3.4.3 or 5.3.4.4.

            6.3.5. "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5.3.4) by the Corporation after the Series B Issuance Date other than:

                  6.3.5.1. Common Stock issued pursuant to a transaction described in Section 5.3.8;

                  6.3.5.2. Up to 10,000,000 shares of Common Stock (excluding shares repurchased at cost by the Corporation in connection with the termination of service) issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors; or

                  6.3.5.3.  Common  Stock  issued or deemed  issued  pursuant to
Section 5.3.4 as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 5.3.

            6.3.6. If the Corporation should at any time or from time to time after the Series B Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

            6.3.7. If the number of shares of Common Stock outstanding at any time after the Series B Issuance Date is decreased by a split or combination of the outstanding shares of Common Stock, then, following the record date of such split or combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

      6.4. Other Distributions. If the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5.3, then, in each such case for the purpose of this Section 5.4, the holders of Series B Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their Series B Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

      6.5. Recapitalizations or Reclassifications. If at any time or from time to time there shall be a recapitalization or reclassification of Common Stock (other than a split, subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of each share of Series B Preferred Shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization or reclassification. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred Shares after the recapitalization or reclassification to the end that the provisions of this
Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each share of Series B Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

      6.6. No Impairment. The Corporation may not, without the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding, by amendment of its certificate of incorporation (whether by merger, consolidation or otherwise) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such lawful action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Shares against impairment.

      6.7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class or series of stock of the Corporation for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series B Preferred Shares at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

      6.8. Notices. Any notice required by the provisions of this Section 5 to be given to the holders of Series B Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid first class international airmail, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

      6.9. Status of Reacquired Stock. If any share of Series B Preferred Stock is purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever, the share of Series B Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Preferred Stock. The share of Series B Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the DGCL.


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

7. VOTING RIGHTS.

Except as otherwise required by law or provided herein, the Series B Preferred Shares shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

8. PROTECTIVE PROVISIONS. So long as any of Series B Preferred Shares are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the Series B Preferred Shares then outstanding, voting together as a separate class:

      8.1. sell, lease, exchange, transfer, convey, exclusively license or otherwise dispose of all or substantially all of the Corporation's assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation provided that the Corporation is the surviving corporation) or effect any transaction or series of related transactions in which 50% or more of the voting power of the Corporation is transferred or otherwise disposed of;

      8.2. amend, alter, or repeal any provision of the Corporation's certificate of incorporation or Bylaws (whether by merger, consolidation or otherwise) if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series B Preferred Shares so as to effect them adversely;

      8.3. authorize, create or issue any class or series of stock or any other securities convertible into or exercisable for or issued in connection with equity securities of the Corporation having rights, preferences or privileges superior to or on parity with the Series B Preferred Shares;

      8.4. increase or decrease the number of authorized shares of Series B Preferred Stock;

      8.5. pay any dividend or other distribution on, or make any repurchase or redemption of, any shares(s) of any class or series of stock or other securities of the Corporation; provided, however, that this restriction shall not apply to the redemption described in Section 4;

      8.6. incur any debt obligations or any other liabilities (beyond those existing on the Series B Issuance Date), provided such restrictions will apply only with respect to: (A) the funding of merger, consolidation and acquisition transactions (or the portion thereof) undertaken by the Corporation or its affiliates that are paid in cash; and (B) financings by the Corporation and/or any of its subsidiaries (collectively, the "CBH Group") that are undertaken outside of the normal course of business such as capital expenditure, bank financing or refinancing, or similar funding normally undertaken by the CBH Group pursuant to prior board approvals or within pre-approved operating budgets;

      8.7. asset disposals by the CBH Group over cumulative amount of $10,000,000 or resulting in total remaining carrying cost of net property, plant and equipment and other long-term tangible assets of the CBH Group decreasing below $15,000,000;

      8.8. diversifications into ventures not related to the Corporation's core business on the Series B Issuance Date;

      8.9. the departure of Mr. Shi Mingsheng or Mm. Zhang Jian from the CBH Group (voluntary or otherwise); or

      8.10. the occurrence of any transaction or series of related transaction pursuant to which stockholders of the Corporation comprising members of its senior management and directors on the Series B Issuance Date, and those shareholders affiliated with Suzhou Erye Pharmaceutical Company Ltd., sell, exchange, transfer, convey, pledge or otherwise dispose in full or in part any of their securities in the Corporation to an unrelated third party who then as a result will have the ability to exert control of the Corporation by virtue of gaining control of the Board of Directors or through other similar means.

9. GROSS-UP

      Notwithstanding any provision herein to the contrary, if any amount in cash, stock, property, or other item of value paid or reimbursed to holders hereunder is subject to any deductions or withholdings for any present or future taxes, withholding taxes, levies, imposts, duties, fees, deductions, charges, withholdings, or liabilities imposed by any competent governmental authority then an additional amount shall be paid or reimbursed to holders as is necessary so that the amount actually received by holders after such deduction or withholding shall equal the full amount to be payable, due or reimbursable hereunder. Any such deductions or withholdings shall be paid promptly to the appropriate governmental authority, and receipts or other proof of such payment shall be provided to holders promptly.

                            [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Preferred Stock of China Biopharmaceuticals Holdings, Inc., on this ___ day of November, 2007.

                                         China Biopharmaceuticals Holdings, Inc.


                                         _______________________________________
                                         Name:
                                         Title:


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